EXHIBIT 11

GCR HOLDINGS LIMITED AND SUBSIDIARY
COMPUTATION OF EARNINGS PER SHARE (unaudited)
(in thousands of U. S. dollars, except per share amounts)

                                                      QUARTER ENDED JUNE 30,            NINE MONTHS ENDED JUNE 30,
                                                      1996               1995             1996              1995
                                                      ----               ----             ----              ----
PRIMARY:

Net Income ..................................       $    23,973       $    30,657       $    73,131       $    73,530

Weighted Average

Ordinary Shares Outstanding .................        25,668,255        22,457,015        24,673,369        22,506,492

Dilutive Effect of:
     Stock Options ..........................           309,646            35,782           254,036            23,490
     Warrants ...............................                 -           491,914                 -           328,998
                                                    -----------       -----------       -----------       -----------

         Total ..............................        25,977,901        22,984,711        24,927,405        22,858,980
                                                    ===========       ===========       ===========       ===========

Net Income per Ordinary Share (after giving
     effect to the Share Split) .............       $      0.92       $      1.33       $      2.93       $      3.22


FULLY DILUTED:

Net Income ..................................       $    23,973       $    30,657       $    73,131       $    73,530

Weighted Average

Ordinary Shares Outstanding .................        25,668,255        22,457,015        24,673,369        22,506,492

Dilutive Effect of:
     Stock Options ..........................           318,767            42,301           287,665            29,093
     Warrants ...............................                 -           578,317                 -           403,267
                                                    -----------       -----------       -----------       -----------

         Total ..............................        25,987,022        23,077,633        24,961,034        22,938,852
                                                    ===========       ===========       ===========       ===========

Fully Diluted Net Income per Ordinary Share
   (after giving effect to the Share Split)..       $      0.92       $      1.33       $      2.93       $      3.21

The calculation of fully diluted earnings per share is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%